Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-146604) of Berkshire Hills Bancorp, Inc. of our report dated June 29, 2011 relating to the financial statements of the Berkshire Bank 401(k) Plan for the year ending December 31, 2010, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 29, 2011